Exhibit 14.2

CODE OF ETHICS

TOPICS IN THIS CODE

A.
Standard of Conduct

B.
Confidential Information

C.
Material Nonpublic Information

D.
Fiduciary Duty and Conflicts of Interest

E.
Frontrunning

F.
Window Dressing

G.
Unfair Treatment of Certain Clients Vis‑a‑Vis Others

H.
Dealing with Clients as Agent and Principal: Section 206(3) of the Investment Advisers Act of 1940

I.
Personal Trading; Timely Reporting of Trades

J.
Employee’s Responsibility to Know the Rules and Comply with Applicable Laws

K.
Designation and Responsibilities of Chief Compliance Officer

A. STANDARD OF CONDUCT

The purpose of this Code of Ethics is to set forth certain key guidelines that have been adopted by the Company as office policy for the guidance of all Company personnel and to specify the responsibilities of all Employees of the Company (as defined in B.2 below) to act in accordance with their fiduciary duty to the Company’s clients and to comply with applicable federal and state laws and regulations, including, but not limited to, securities laws, governing their conduct. In particular, Employees should be aware of the requirements of the Advisors Act and the 1940 Act. Careful adherence is essential to safeguard the interests of the Company and its clients, which may include pooled investment vehicles (“private clients”) whose interests are issued pursuant to an exemption to the 1940 Act or funds whose interests are issued pursuant to the 1940 Act (“1940 Act clients” and, together with private clients, each, a “client” and, collectively, “clients”). The Company expects that all Employees will conduct themselves in accordance with high ethical standards, which should be premised on the concepts of integrity, honesty and trust.

As noted, all Employees of the Company must conduct themselves in full compliance with all applicable federal and state laws and regulations concerning the securities industry. It is the responsibility of every Employee to know these laws and regulations and to comply with them. If an Employee needs copies of any laws and regulations concerning the securities business or has any questions about the legality of any transaction, the Employee should consult the Company’s Chief Compliance Officer (as defined below). Failure to comply with such laws and regulations or this Code of Ethics may result in sanctions and possibly, depending on the circumstances, immediate dismissal.

Although our fiduciary duties require more than simply avoiding illegal and inappropriate behavior, at a minimum all Employees should be aware that, as a matter of policy and the terms of their employment with the Company, the following types of activities are strictly prohibited:

•
Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which the Company or any of its clients is a participant;

•
Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements the Company has made to such person, in light of the circumstances under which they are made, not misleading;

•
Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client; and

•
Causing the Company, acting as principal for its own account or for any account in which the Company or any person associated with the Company (within the meaning of the Investment Advisers Act) has an interest, to sell any security to or purchase any security from a client in violation of any applicable law, rule or regulation of a governmental agency.

B. CONFIDENTIAL INFORMATION

What is confidential information?

An investment adviser has a fiduciary duty to its clients not to divulge or misuse information obtained in connection with its services as an adviser. Therefore, all information, whether of a personal or business nature, that an Employee obtains about a client’s affairs in the course of employment with the Company should be treated as confidential and used only to provide services to or otherwise to the benefit of the client. Such information may sometimes include information about non‑clients, and that information should likewise be held in confidence. Even the fact that the Company advises a particular client should ordinarily be treated as confidential.

Who is subject to the Company’s policies concerning confidential information?

All Company personnel ‑ officers and advisory, marketing, administrative and secretarial staff ‑ are subject to these policies. (For the sake of convenience, this group is sometimes referred to in this Manual as “Employees”).

What are the duties and responsibilities of Employees with respect to confidential information?

Since an investment adviser has a fiduciary duty to its clients not to divulge information obtained from or about a client in connection with its services as an adviser, Employees must not repeat or disclose confidential information received from or about clients outside the Company to anyone, including relatives, friends or strangers. Any misuse of confidential information about a client is a disservice to the client that may cause both the client and the Company substantial injury. Failure to comply with this policy may have very serious consequences for Employees and for the Company, including the possibility that Employees might be criminally prosecuted for misusing the information, as described in Part C below.

What are some steps that Employees can take to assure that confidential information is not disclosed to persons outside the office?

There are a number of steps Employees should take to help preserve client and other confidences, including the following:

•
Employees should be sensitive to the problem of inadvertent or accidental disclosure. Careless conversation, naming names or describing details of a current or proposed trade, investment or transaction in a lounge, hallway, elevator or restroom, or in a train, taxi, airplane, restaurant or other public place, can result in the disclosure of confidential information and should be strictly avoided.

•
Maintenance of confidentiality requires careful safeguarding of papers and documents, both inside and outside the Company. Documents and papers should be kept in appropriately marked file folders and locked in file cabinets when appropriate. Computer files or disks should be password protected. Employees should review the detailed data security policies and procedures which appear later in the Manual.

•
If an Employee uses a speakerphone, the Employee should be careful to refrain from using it in any way that might increase the likelihood of accidental disclosure. Use caution, for example, when participating in a speakerphone conversation dealing with confidential information if the office door is open, or if the speakerphone volume is set too high. The same applies if an Employee knows or suspects that a speakerphone or a second extension phone is being used at the other end of a telephone conversation.

•
In especially sensitive situations, it may be necessary to establish barriers to the exchange of information within the Company and to take other steps to prevent the leak of confidential information.

•
Employees should be aware that e-mail and information transmitted through the Internet may not be secure from hacking or interception and should be cautious in transmitting confidential information by e-mail or through the Internet. Employees should review the detailed data security policies and procedures as well as policies regarding the use of social media which appear later in the Manual.

C. MATERIAL NONPUBLIC INFORMATION

All Employees are reminded that purchasing or selling securities on the basis of, or while in possession of, material nonpublic information for their own, for a client’s or for the Company’s account is a crime punishable by imprisonment as well as large fines. “Tipping” another person who engages in such activities is also a crime. The term “material” is described below.

The sanctions for trading securities while in possession of material nonpublic information regarding the issuer of such securities can be severe. In recent years, the Securities and Exchange Commission (“SEC”) has aggressively sought and prosecuted persons who trade securities on the basis of “inside information.” Courts are now authorized to impose fines of up to three times the profit gained, or loss avoided, on such transactions. Criminal prosecution is also possible. Willful misuse of material nonpublic information in connection with the trading of securities will result in dismissal from employment by the Company.

Employees should be careful to avoid even the appearance of wrongdoing. Even an innocent purchase or sale of securities by an Employee who is unaware that other Employees possess material nonpublic information about an issuer may damage the Company’s reputation and may lead to protracted investigations and audits of both the Company and Employees.

The following sections of this Code of Ethics seek to answer some of the most commonly asked questions about insider trading. In the questions and answers that follow, the term “issuer” refers to an entity, such as a corporation, partnership or state agency that has issued securities, and the term “securities” includes privately held and publicly traded stocks, bonds, options and other investment instruments that the SEC considers to be securities.

Who is subject to the insider trading rules?

All Employees and all persons ‑ friends, relatives, business associates and others ‑ who receive nonpublic material inside information from Employees concerning an issuer of securities (whether such issuer is a client or not) are subject to these rules. It does not matter whether the issuer is public or private. Furthermore, if any Employee gives nonpublic material inside information concerning an issuer of securities to a person outside the Company, and that person trades in securities of that issuer, the Employee and that person may both have civil and criminal liability.

What is material nonpublic information?

Generally speaking, nonpublic information is information about an issuer’s business or operations (past, present or prospective) that becomes known to an Employee and which is not otherwise available to the public. Although neither the courts nor the SEC has defined “material” precisely, the word is similar in meaning to “important” or “significant.”

While the exact meaning of the word “material” is not entirely clear, it is clear that if a person knows information about an issuer which the person believes would influence an investor in any investment decision concerning that issuer’s securities and which has not been disclosed to the public, the person should not buy or sell that issuer’s securities. Under current court decisions, it makes no difference whether the material inside information is good or bad. Needless to say, if the undisclosed information would influence an Employee’s own decision to buy or sell or to trade for a client or the Company, the information probably is material and an Employee should not trade or permit the Company to trade for a client or itself until it has been publicly disclosed.

How does “material nonpublic information” differ from “confidential information”?

Here is an example that should clarify the difference between the two. Suppose the Company is engaged by the president of a publicly‑traded corporation to provide advice with respect to her personal pension fund and while working on the matter an Employee learns the amount of alimony she pays to her former spouse. That discovery should be kept confidential, but it almost certainly has no bearing on the value of her corporation’s securities (i.e., it is not material) and, in fact, it probably is not “inside information” about the corporation itself. Accordingly, an Employee of the Company could buy or sell securities of that issuer so long as the Employee possessed no material nonpublic information about the corporation. But disclosure of the president’s alimony payments would be embarrassing to her and improper.

In other words, confidential information should never be disclosed, but it is not always material nonpublic information. Knowing it is not necessarily an impediment to participating in the securities markets concerning a particular issuer.

Are there certain kinds of information that are particularly likely to be “material nonpublic information”?

Yes. While the following list is by no means complete, information about the following subjects is particularly sensitive:

•
Dividends, stock dividends and stock splits.
•
Sales and earnings and forecasts of sales and earnings.
•
Changes in previously disclosed financial information.
•
Corporate acquisitions, tender offers, major joint ventures or merger proposals.
•
Significant negotiations, new contracts or changes in significant business relationships.
•
Changes in control or a significant change in management.
•
Adoption of stock option plans or other significant compensation plans.
•
Proposed public or private sales of additional or new securities.
•
Significant changes in operations.
•
Large sales or purchases of stock by principal stockholders.
•
Purchases or sales of substantial corporate assets, or decisions or agreements to make any such purchase or sale.
•
Significant increases or declines in backlogs of orders.
•
Significant new products to be introduced.
•
Write‑offs.
•
Changes in accounting methods.
•
Unusual corporate developments such as major layoffs, personnel furloughs or unscheduled vacations for a significant number of workers.
•
Labor slowdowns, work stoppages, strikes, or the pending negotiation of a significant labor contract.
•
Significant reductions in the availability of goods from suppliers or shortages of these goods.

•
Extraordinary borrowings.
•
Major litigation.
•
Governmental investigations concerning the Company or any of its officers or directors.
•
Financial liquidity problems.
•
Bankruptcy proceedings.
•
Establishment of a program to repurchase outstanding securities.

If an Employee believes he or she is in receipt of material nonpublic information or has any questions regarding whether such information may constitute material nonpublic information he or she should immediately alert the Company’s Chief Compliance Officer.

What is the law regarding the use of material nonpublic information?

Federal law, and the policy of the Company, prohibit any Employee from trading securities on the basis of material nonpublic information, whether obtained in the course of working at the Company or otherwise, for his or her private gain, for the Company’s gain or for a client’s gain and prohibit any Employee from furnishing such information to others for their private gain. This is true whether or not the information is considered “confidential”. When in doubt, the information should be presumed to be material and not to have been disclosed to the public. No trades of securities should be executed for any Employee, any client or for the Company, if the person executing the trade or the Company has material nonpublic information about the issuer.

What is “tipping”?

Under the federal securities laws, it is illegal to disclose (or “tip”) material nonpublic information regarding an issuer of securities to another person who subsequently uses that information for his or her profit. In order to minimize this liability, all Company personnel should comply with the policies regarding protection of confidential information described in Part A above, which will include the following measures:

•
To reduce the chances of inadvertent tipping of material nonpublic information, any nonpublic information that might be considered material should not be discussed with any person outside the Company. Such information should be regarded as particularly sensitive, confidential information, and the Company’s policies for safeguarding such information should be strictly observed.

•
Caution must be used when receiving information from securities analysts and members of the press which could be material nonpublic information.

Disclosure outside the Company of confidential information by an Employee, or participation or tipping others to participate in securities transactions when in possession of material nonpublic information, may be a violation of law and subject the employee to severe penalties, including criminal prosecution.

To whom must material nonpublic information be disclosed before it is no longer nonpublic information?

To the public. Public disclosure of material events is usually made by means of an official press release or filing with the SEC. An Employee’s disclosure to a broker or other person will not be effective, and such Employee may face civil or criminal liability if such Employee (or the person to whom the Employee makes disclosure) trades on the basis of the information. Employees should be aware that in most cases they are not authorized to disclose material events about an issuer to the public and that right usually belongs to the issuer alone.

How does an Employee know whether particular material nonpublic information has been publicly disclosed?

If an Employee sees information in a newspaper or public magazine, that information will clearly have been disclosed. Information in a filing with the SEC or a press release will also have been disclosed. However, the courts have said that one should wait for a reasonable period of time after the publication, filing or release date to assure that the information has been widely disseminated and that the public has had sufficient time to evaluate the news. If any Employee has any questions about whether information has been disclosed, such Employee should not trade in the affected securities. An Employee should contact the Company’s Chief Compliance Officer for advice in the matter.

What must an Employee do with respect to material nonpublic information that such Employee may learn about an issuer?

In connection with their work at the Company, Employees may come into possession of material nonpublic information with respect to issuers such as information with respect to issuers or securities of issuers which are being analyzed for purchase or sale. This is particularly likely to happen in connection with the recommendation of the purchase or sale of an issuer’s securities. All personnel receiving material, nonpublic information have a duty not to disclose or use that information in connection with securities transactions. In other words, Employees may not purchase or sell any securities with respect to which they have inside information for their own, the Company’s or for a client’s account or cause clients to trade on such information until after such information becomes public. The foregoing prohibition applies whether or not the material inside information is the basis for the trade. Employees should be alert for information they receive about issuers which may be material nonpublic information. In addition, whenever Employees come into possession of what they believe may be material nonpublic information about an issuer, they must immediately notify the Chief Compliance Officer because the Company as a whole may have an obligation not to trade in the securities of the issuer. The Chief Compliance Officer shall maintain a list of all issuers about which the Company has inside information and shall circulate such list to the appropriate personnel at the Company so as to prevent any trading in securities of such issuers.

Who is available for additional advice or advice about a particular situation?

The Company’s Chief Compliance Officer will oversee matters relating to inside information and prohibitions on insider trading.

D. FIDUCIARY DUTY AND CONFLICTS OF INTEREST

The Company and the Employees have a fiduciary duty to Company clients to act for the benefit of the clients and to take action on the clients’ behalf before taking action in the interest of any Employee or the Company. The cornerstones of the fiduciary duty are the obligations to act for the clients’ benefit and to treat the clients fairly. Clients may therefore expect their fiduciaries to act for the clients’ benefit and not for the fiduciary’s own benefit when a conflict of interest between the client and the fiduciary arises. No Employee should ever enjoy an actual or apparent advantage over the account of any client.

This Manual attempts to highlight and address many of the common conflicts of interest that may arise between the Company and its employees on the one hand and clients on the other, and also between different client accounts. It is not possible for every conflict to be addressed in this Manual, however, and Employees should be particularly sensitive to the existence of actual or potential conflicts of interest not addressed herein and should promptly raise any such conflicts of which they become aware with the Chief Compliance Officer.

The manner in which any Employee discharges his or her fiduciary duty and addresses a conflict of interest depends on the circumstances. Sometimes general disclosure of common conflicts of interest may suffice. In other circumstances, explicit consent of the client to the particular transaction giving rise to a conflict of interest may be required or an Employee may be prohibited from engaging in the transaction regardless of whether the client consents.

The client’s consent will not in all cases insulate the Employee against a claim of breach of the Employee’s fiduciary duty. Full disclosure of all material facts must be given if consent is to be effective. As a result, consents concerning possible future breaches of laws will not usually work. However, waivers of known past violations may be effective. In addition, a client under the control and influence of the Employee or who has come to rely on the Employee’s investment decisions cannot effectively consent to a conflict of interest or breach of fiduciary duty. Consent must be competent, informed and freely given.

The duty to disclose and obtain a client’s consent to a conflict of interest must always be undertaken in a manner consistent with the Employee’s duty to deal fairly with the client. Therefore, even when taking action with a client’s consent, each Employee must always seek to assure that the action taken is fair to the client.

Conflicts of interest can arise in any number of situations. As noted, no comprehensive list of all possible conflicts of interest can be provided in this Code of Ethics. However, the following are common examples of conflicts of interest. For example, an Employee may seek to induce a bank to give the Employee a loan in exchange for maintaining excessive cash balances of a client with the bank or may execute trades for a client through a broker-dealer that provides research services for the Company but charges commissions higher than other broker-dealers. In the former case, such activity would be a violation of an Employee’s fiduciary duty and might subject the Employee and the Company to liability under the Investment Advisers Act of 1940 (the “Advisers Act”) and other applicable laws. In the latter case, if the Company determines in good faith that the higher commissions are reasonable in relation to the value of the brokerage and research services provided by a broker or dealer viewed in terms of either a particular transaction or the Company’s overall responsibilities with respect to an account as to which the Company exercises investment discretion and appropriate disclosure is made to the client and in the

Company’s Form ADV, the payment of higher commissions may be permitted under the safe harbor of Section 28(e) of the Securities Exchange Act of 1934.

Another common conflict of interest occurs when the Company pays some consideration to a person for recommending the Company as an adviser. In those circumstances, an Employee must make disclosure to any prospective client of any consideration paid for recommending the Company’s services to that prospective client and the Company must comply with Rule 206(4)-3 promulgated under the Advisers Act. This Rule governs situations involving cash payments for client solicitations and requires that specific disclosure documents, containing information about the solicitor and the adviser, be provided to a prospective client at the time of the solicitation. See Item XII of this Manual for additional information regarding the Company’s “Pay-to-Play” restrictions and reporting requirements.

Employees may negotiate with broker-dealers regarding the commissions charged for their personal transactions but may not enter into any arrangement to pay commissions at a rate that is better than the rate available to clients through similar negotiations.

Gifts and Entertainment Policy

Employees giving or receiving gifts or entertainment to individuals or firms with whom the Firm does, or is likely to do, business with may create, or give the appearance of, a conflict of interest. This policy does not govern gifts and entertainment outside of business or potential business activities of Company. Company’s “Gifts and Entertainment Policy” distinguishes between a “Gift” and “Entertainment.” Gifts are items (or services) of value that a third party provides to an Employee (or an Employee to a third party) where there is no business communication involved in the enjoyment of the gift. Entertainment contemplates that the giver participates with the recipient in the enjoyment of the item or service. Gifts and/or Entertainment are only appropriate when used to foster and promote business relationships for the Firm. Gifts and/or Entertainment must be customarily associated with ethical business practices and cannot be reasonably interpreted by others as constituting an inducement to take or not take a particular action. If an Employee believes the gift or entertainment might be excessive (even if it falls below the dollar threshold referenced below), he or she must obtain pre-approval from the CCO via Paragon Data Labs CAT Platform (Paragon”).

Solicitation of Gifts and/or Entertainment from individuals or firms with whom Company does, or is likely to do, business with is unprofessional and is strictly prohibited. Employees also are prohibited from directly or indirectly entering into direct financial transactions with individuals or firms with whom Company does, or is likely to do business, including making, soliciting or accepting any loans (e.g., Crowdfunding loans) other than accepting personal loans from a recognized lending institution made in the ordinary course of business on usual and customary terms.

Permissible Gifts

Employees may not receive a Gift with a value in excess of $500 per calendar year from anyone with whom Company has or is likely to have any business dealings, without approval by the CCO, via Paragon, except as follows:

•
A business Gift given to an Employee from a business or corporate gift list on the same basis as other recipients of the sponsor and not personally selected for an Employee (e.g, holiday gifts).
•
Gifts such as holiday baskets or food delivered to Company’s office, which are received on behalf of Company.
•
Promotional items that clearly display the giver’s company logo. Examples of promotional items include calendars, hats, mugs, and umbrellas.
•
Gifts from a sponsor to celebrate or acknowledge a transaction or event that are given to a wide group of recipients and not personally selected for an Employee (e.g, closing dinner Gifts, Gifts given at an industry conference or seminar).
•
Employees may receive wedding, graduation or similar types of Gifts from Clients or investors in a Fund that in some cases may be difficult to return to the sender.

This policy generally does not apply to meals or entertainment associated with events held for the purpose of raising funds for a particular charity. Gifts to charity at the request or suggestion of Clients may be permissible at the discretion of the Firm’s Employees to make such determination; however, if a gift to a charity included a benefit to a prospective or actual client etc., the value of the benefit is subject to this policy and requires CCO pre-approval via Paragon.

Pre-Approval of Gifts

Employees may not give or receive one or more Gifts with a total value in excess of $500 per calendar year to or from each person or firm with whom Company has or is likely to have business dealings unless pre-approved by the CCO. Furthermore, an Employee may under no circumstances receive or give cash or cash equivalent gifts, such as gift cards, gift certificates, or any item that can be used as, or alongside, hard currency. If an Employee is unable to judge the value of a Gift, or whether a Gift is considered a cash equivalent, he or she must contact the CCO for guidance.

Reporting of Gifts

Each Employee must notify the CCO promptly upon receiving or before giving any Gifts that are not either: 1) Permissible Gifts as outlined above or 2) have not otherwise been pre-approved in accordance with Pre-Approval of Gifts section above.

Furthermore, all cash and cash equivalent gifts must be forfeited to the CCO, who will decide the best course of action of disposing of the gift, which may include, but is not limited to, returning the Gift to the giver or donating the gift to charity.

Permissible Entertainment

As a general rule, Employees may not accept an invitation that involves entertainment that is excessive or not customary. If an Employee believes the meal or entertainment might be excessive, he or she must obtain pre-approval from the CCO. However, Employees may receive entertainment from anyone with whom Company has or is likely to have any business dealings without pre-approval as follows:

•
Meals customarily associated with ethical business practices and cannot be reasonably interpreted by others as constituting an inducement to take a particular action are acceptable.
•
Spouses and other family members may at times attend business meals. The Employee should monitor trends and unusually high frequency and value of such situations to avoid actual or apparent conflicts of interest.

Pre-Approval of Entertainment

Outside of permissible entertainment, as outlined above, any other entertainment activity which is purported to be paid for by an organization or entity which does or may potentially do business with Company require pre-approval with the CCO via Paragon, including attendance at sporting events, theater/art events, conferences, or other similar events.

Generally, transportation and lodging associated with entertainment activities will be paid by Company or would otherwise require approval by the CCO.

Reporting of Entertainment

Entertainment activities including Permissible Entertainment as defined above do not require reporting unless any entertainment requiring pre-approval in accordance with the Pre-Approval of Entertainment section above was not previously completed.

Government Officials

Given enhanced regulatory scrutiny and jurisdictional considerations with respect to government engagement, any gift or entertainment given to or received from a government official requires pre-approval by the CCO. Additional restrictions on Gifts may apply to Employees who are registered as “lobbyists” in connection with their solicitation and investor relations activities with pension plans of certain states (e.g, CalPERS, CalSTRS) or cities. Such Employees must consult the CCO before accepting Gifts from, or giving Gifts to, representatives of any state or city pension plan.

Outside Business Activities

Pursuant to Company’s “Outside Business Activities Policy,” Employees must also obtain the CCO’s written pre-approval, via Paragon, before engaging in outside business activities, whether for compensation or not. An “Outside Business Activity” includes being an officer, director, limited or general partner, member of a limited liability company, employee or consultant of any non-Firm entity or organization (including not for profit organizations and political campaigns and organizations. Employees wishing to enter or engage in an Outside Business Activity must obtain the required written approval using the “Outside Business Activity Pre-Approval and Insider Disclosure Statement,” the form of which is maintained in Paragon.

In addition, Employees will provide information about potential conflict of interest relationships.

Employees will be required to complete a Quarterly Compliance Attestation in Paragon to confirm that they comply with the Company’s Outside Business Activities Policy.

Service as a Director or Member of Investment Committee

From time-to-time Employees may serve as directors of companies in which clients hold securities as a way of monitoring and/or influencing such investment. Any Employee who wishes to serve as an officer or director of any company, or of any organization where such duties might require involvement in investment decisions, or who wishes to serve on the investment committee of any organization, must (i) report such outside business activity through Paragon and (ii) obtain the prior written consent of the Chief Compliance Officer, which shall be granted in his discretion and only if he is satisfied that such service shall not create a conflict with such Employee’s fiduciary duty to clients. All fees, equity grants and other compensation received by an Employee in his or her capacity as a director of a company in which clients hold securities shall be paid over to such clients pro rata in accordance with such holdings.

If any Employee is faced with any conflict of interest as a result of taking a board position or otherwise, he or she should promptly consult the Company’s Chief Compliance Officer prior to taking any action.

E. FRONTRUNNING

As a general rule, if any Employee knows of a pending “buy” recommendation and buys stock before the Company takes action for its clients, or if any Company Employee is aware of a pending “sell” recommendation and sells stock under such circumstances, such Employee is engaged in a practice known as “frontrunning.”

An Employee or family member residing in that Employee’s household or person or entity over which the Employee has control (the “Related Person(s)”) may not engage in the practice of purchasing or selling stock before the Company takes action for its clients. Such activities put the Company and the Employee in a conflict of interest and give the Employee or the Related Person an advantage at the client’s expense. Any trades undertaken for an Employee’s own account, for the account of the Company, for the account of any non‑Company client or for a Related Person must be done so as not to disadvantage a Company client in any way. This means that, subject to compliance with the Company’s personal trading policy (described under Item I of this Manual), including the prohibition on trading of company specific securities held by a client of the Company, all Employees and their Related Persons must generally wait to trade a security until all trading in that security for all accounts of the Company’s clients is completed. If all client trades are not completed before an Employee or Related Person trades, the antifraud provisions of the Advisers Act may be violated.

In order to preclude the possibility that material nonpublic information about the Company’s investment decisions and recommendations, and client securities holdings and transactions, could be misused, the Company has taken steps to restrict access to such information to Employees who need such information to perform their duties, including the use of password protection on computer files and limiting physical access to paper storage records. Employees who are not authorized to access such information may be subject to termination if they attempt to do so.

F. UNFAIR TREATMENT OF CERTAIN CLIENTS VIS‑A‑VIS OTHERS

An Employee who handles one or more clients may be faced with situations in which it is possible to give preference to certain clients over others. Employees must be careful not to give preference to one client over another even if the preferential treatment would benefit the Company or the Employee.

For example, an Employee should not (i) give sale advice to one client ahead of another, or (ii) direct securities of a limited supply and higher potential return to particular clients because they generate larger fees for the Company.

As in other instances, the fiduciary duty of an Employee to a client must govern the Employee’s actions in each situation and the extent of the fiduciary duty of an Employee to a client is determined by the specific relationship between the parties and the reasonable inferences to be drawn from the relationship. In the absence of express or implied agreements between the parties, usage and custom should be used to determine how an Employee should discharge his or her duty. Each situation should be examined closely to determine whether the client has consented to the Employee’s actions favoring another client, taking into account, among other things, differences in investment objectives and risk mandates among clients, and whether the resulting relationship with the client which was not favored is fair and consistent with the securities laws. If both parts of this test have been satisfied, most likely there has been no breach of fiduciary duty. If a question arises about action that may give rise to a conflict of interest involving preferential treatment of one client over another, an Employee should consult the Company’s Chief Compliance Officer prior to taking any action.

G. PERSONAL TRADING; TIMELY REPORTING OF TRADES

1.
Personal Trading

Set forth below are the Company’s policies regarding personal trading. These policies apply to all Access Persons. Under the Advisers Act, Access Persons include any of the Company’s partners, officers, directors (or other persons occupying a similar status or performing similar functions) and Employees who have access to nonpublic information regarding clients’ purchases or sales of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. Because the Company’s primary business is providing investment advice, the Advisers Act presumes that all officers, directors and partners are Access Persons. Because of the Company’s size and the range of duties that Employees may have, all Employees are considered “Access Persons,” and “Access Person” procedures, standards and restrictions that might be imposed only on a limited subset of Employees in another, larger organization, apply to all Employees. Many of the procedures, standards and restrictions in this section govern activities in “Covered Accounts.” Covered Accounts include each securities account registered in an Employee’s name and each account or transaction in which an Employee has any direct or indirect “beneficial ownership interest.” The term “beneficial ownership interest” has a very broad meaning, discussed more completely below, and can include accounts of corporations owned by the Employee and even accounts owned by certain family members. An Employee has a “beneficial ownership” interest in not only securities he or she owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by the Employee’s spouse, minor children and relatives who live in the Employee’s home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Employee obtains benefits substantially equivalent to ownership. Examples of some of the most common of those arrangements are as follows:

a.
By an Employee for his/her own benefit, whether bearer, registered in his/her own name, or otherwise;

b.
By others for the Employee’s benefit (regardless of whether or how registered), such as securities held for the Employee by custodians, brokers, relatives, executors or administrators;

c.
For an Employee’s account by a pledge;

d.
By a trust in which an Employee has an income or beneficiary interest unless the Employee’s only interest is to receive principal if (a) some other beneficiary dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the Employee;

e.
By an Employee as trustee or co-trustee, where either the Employee or any member of his/her immediate family (i.e., spouse, children and their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust;

f.
By a trust of which the Employee is the trustee, if the Employee has the power to revoke the trust without obtaining the consent of all the beneficiaries;

g.
By any non-public partnership in which the Employee is a partner;

h.
By a personal holding company controlled by the Employee alone or jointly with others;

i.
In the name of the Employee’s spouse unless legally separated;

j.
In the name of minor children of the Employee or in the name of any relative of the Employee or of his/her spouse (including an adult child) who is presently sharing the Employee’s home. This applies even if the securities were not received from the Employee and the dividends are not actually used for the maintenance of the Employee’s home;

k.
In the name of any person other than the Employee and those listed in (i) and (j) above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Employee obtains benefits substantially equivalent to those of ownership;

l.
In the name of any person other than the Employee, even though the Employee does not obtain benefits substantially equivalent to those of ownership (as described in (k) above), if the Employee can vest or revest title in himself/herself.

This broad definition of “beneficial ownership” is for purposes of this Code of Ethics only; it does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. To accommodate potential differences in concepts of ownership for other purposes, an Employee may include in his/her reports a statement declaring that the reporting or recording of any securities transaction shall not be construed as an admission that the reporting person has any direct or indirect beneficial ownership in the security.

Preclearance. No Employee may buy, sell, or pledge a Company Specific Security for any Covered Account without obtaining pre-clearance from the Chief Compliance Officer in Paragon before the transaction, specifying the securities involved, the date and the price at which the Employee seeks to transact, and certifying that the Employee does not have any material non-public information regarding such Company Specific Security. A “Company Specific Security” means any security issued directly by a company or economically related to a company (i.e., stocks, bonds and/or derivatives where the underlying security is a single issuer). Company Specific Securities requiring pre-clearance shall also include all private clients, 1940 Act clients and other funds and accounts advised or sub-advised by the Company. Securities for which preclearance is not required are Exchange Traded Funds (ETFs), open and closed ended mutual funds (other than 1940 Act clients), commodities, and currencies, and hedge funds (other than private clients and funds that must be preapproved as set forth below). Although the securities listed in the preceding sentence do not need preclearance (except as noted therein), each Employee must still report all transactions and positions in such securities per the Employee reporting section unless such section also specifically excludes them from having to be reported. It is each Employee’s responsibility to obtain pre-approval in Paragon prior to executing the transaction. Transactions effected without preclearance are subject, in the Chief Compliance Officer’s discretion (after consultation with other members of management, if appropriate), to being reversed or, if the Employee made profits on the transaction, to disgorgement of such profits. As part of the CCO’s pre-clearance review, they may also separately confirm that there are no conflicts with a portfolio manager, as relevant. Additionally, the Chief Compliance Officer’s trades shall be approved by the Chief Operating Officer. As part of the CCO’s or COO’s pre-clearance process, they may also separately confirm that there are no conflicts with a relevant portfolio manager, as needed.

The Chief Compliance Officer need not specify the reasons for any decision to clear or deny clearance for any proposed transaction. As a general matter, due to the difficulty of showing that an Employee did not know of client trading activity or recommendations, the Chief Compliance Officer should not be expected to clear transactions in securities as to which the Company has client activity, although the Chief Compliance Officer may determine that a particular transaction in such a security does not, under the circumstances, create the appearance of impropriety and permit it.1

Transaction orders should be placed promptly after approval is given and in any case must be placed within two trading days after the day approval is granted. The applicable portfolio manager or the Chief Compliance Officer may revoke a pre-approval at any time for any reason, and shall in such case promptly notify the Employee.

Policy on Short‑Term Trading. Employees are prohibited from engaging in the purchase and sale, or sale and purchase, for a Covered Account of the same (or equivalent) Company Specific Security within any period of 30 calendar days absent approval from the Chief Compliance Officer for such a transaction.

New Issue Securities and Private Placements. No Employee may purchase any equity securities issued in an initial public offering (“New Issue Securities”) or any securities offered in a “private placement” (including interests in hedge funds or other private funds) for any Covered Account without the prior written approval of the Chief Compliance Officer. In determining whether to approve any such transaction for an Employee, the Chief Compliance Officer will consider, among other factors, whether the investment opportunity should be reserved for client accounts and whether the investment opportunity is being offered to the Investment Employee by virtue of his or her position with the Company.

Securities owned by Company clients. Generally, no Employee may own the same Company Specific Security owned by a Client of the Company. If a Covered Person owns a Company Specific Security before a Client acquires it, they may not engage in any additional trading in the security (i.e., buying or selling) on a trade date on which the Company Specific Security will be traded for any Client. If the Company determines on behalf of a Client that it will not acquire any additional Company Specific Securities of a particular issuer, Employees may purchase such securities for their Covered Accounts with the prior approval of the Chief Compliance Officer.

2.
Employee Reporting

Report of Holdings. Each Employee within 10 days of commencement of employment must submit through Paragon an initial holdings report disclosing to the Chief Compliance Officer the identities, amounts, and locations of all securities owned in all Covered Accounts -- i.e., accounts in which he or she has a “beneficial ownership interest.” In addition, each Employee must disclose through Paragon similar information within thirty (30) days after the end of each calendar year while employed by the Company. Such reports are automatically generated and distributed by Paragon to all Employees and must be current as of a date note more than 45 days prior to the Employee joining the Company (for an initial report) or the date the report is submitted (for the annual report).

Brokerage Accounts. Each Employee must disclose in Paragon each broker, bank, or other financial institution in which the Employee has a Covered Account (i.e., a securities trading account in which the Employee has any direct or indirect beneficial ownership interest), which receives electronic feeds of all trading activity in such Covered Accounts directly from such brokers, banks or financial institutions on a daily basis. Employees are required to certify that it has disclosed all Covered Accounts in Paragon on a quarterly basis.

Quarterly Reports. Each Employee must report to the Chief Compliance Officer within 30 days after the end of each calendar quarter through Paragon all securities transactions in all of the Employee’s Covered Accounts during the preceding quarter.

In filing holdings and transactional reports, Employees must note that:

•
Each Employee must file a transactional report every quarter whether or not there were any reportable transactions.

•
Transactional reports must show all sales, purchases, or other acquisitions or dispositions, including gifts, the rounding out of fractional shares, exercises of conversion rights, exercises or sales of subscription rights and receipts of stock dividends or stock splits.

•
Employees need not report holdings or transactions (i) effected pursuant to an automatic investment plan (however, any transaction that overrides or changes the preset contribution schedule or allocations under such plan should be reported), (ii) with respect to securities held in accounts over which the Employee has no direct influence or control (such as a blind trust), (iii) in direct obligations of the U.S. Government, (iv) in money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short term debt instruments, (v) shares of money market funds, (vi) shares of open-ended mutual funds for which the Company does not serve as investment adviser or sub-advisor (holdings of and transactions in exchange traded funds and closed-end funds must be reported) and (vii) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end mutual funds. Notwithstanding the foregoing, Employees should note that the Company has an obligation to obtain certain further disclosures and affirmations regarding accounts over which an Employee has no direct influence or control. Employees are required to disclose this information to the Company through Paragon.

H. EMPLOYEE’S RESPONSIBILITY TO KNOW THE RULES AND COMPLY WITH APPLICABLE LAWS

Employees are responsible for their actions under the law and therefore required to be sufficiently familiar with the Advisers Act, 1940 Act and other applicable federal and state securities laws and regulations to avoid violating them. It is the policy of the Company to comply with all applicable laws, including securities laws, in all respects. Each Employee must promptly report any violation of the Code of Ethics of which he or she becomes aware to the Chief Compliance Officer, regardless of whether the violation was committed by the Employee or another Employee. The Chief Compliance Officer shall consider whether it is appropriate to protect the confidentiality of the identity of an Employee reporting a violation by another Employee. It is the strict policy of the Company that no Employee shall be subject to any form of retaliation in connection with reporting a violation of the Code of Ethics, and any person found to have engaged in retaliation may be subject to dismissal or other sanction.

Employees must certify in writing on an annual basis using the Company’s automated compliance software, that they have read and understood this Manual, that they will conduct themselves professionally in complete accordance with the requirements and standards described here and that they are not aware of any violations of the Code of Ethics during the prior year.

I. DESIGNATION OF AND RESPONSIBILITIES OF COMPLIANCE OFFICER

Adam Kleinman shall serve as the Company’s Chief Compliance Officer. It will be the responsibility of the Chief Compliance Officer of the Company to oversee the enforcement of the matters described in this Manual and to educate Employees to their responsibilities herein.

Without limiting the responsibilities of the Chief Compliance Officer specifically addressed in other sections of this Manual, the responsibilities of the Compliance Officer are as follows:

•
Overseeing the enforcement of the matters described in this Manual.

•
Educating Employees with respect to their responsibilities under this Manual, including reviewing the Manual with new Employees and having Employees recertify each year that they are familiar with the Manual and their obligations hereunder. (The Chief Compliance Officer or his designee will provide new Employees with a copy of this Manual as soon as possible after they join the Company and, upon their request, a copy of the Advisers Act and other applicable laws and regulations.)

•
Conducting training for new and existing Employees on the provisions and requirements of this Manual from time to time as the Chief Compliance Officer determines to be appropriate.

•
Staying current with significant new legal developments in the area of investment advisory services and conveying such developments to the Company Employees as appropriate.

•
Reviewing all Employee trading reports in a timely manner to identify any violation of the

Code of Ethics’ approval procedures and any improper trades or any patterns of trading (including achieving execution or results which differ materially from the execution or results obtained for clients) which suggest that an Employee may be engaging in abusive practices, and take such action as he deems necessary to obtain compliance with the policies set forth in this Manual and with applicable laws provided, however, that the trading report of the Chief Compliance Officer shall be reviewed by the Chief Operating Officer or Portfolio Manager of the Company.

•
Reviewing this Manual no less frequently than annually and recommending changes as appropriate or necessary. The review shall include consideration of any compliance matters that arose during the prior year, whether the existing policies have proven effective and any changes in the business activities of the Company and any changes in the Advisers Act and related regulations that might necessitate revisions to the Manual. Pursuant to the annual review, the Chief Compliance Officer will document the conclusions of his review in writing.

J.
INVESTMENT ADVISER REGISTRATION AND REPORTING

1.
Investment Adviser Registration Process

To become and remain registered as an investment adviser with the SEC, the Company must file and periodically update its Form ADV as described below.

Form ADV Part 1. An investment adviser is required to file “Form ADV Part 1” (together with Form ADV Part 2A, see below) electronically through the Investment Adviser Registration Depository (“IARD”) system. The SEC maintains the information submitted and makes it publicly available. The Form ADV Part 1 asks check-the-box questions about the Company, its business practices, its owners and control persons, and those who provide investment advice on its behalf.

Form ADV Part 2. “Form ADV Part 2” consists of two parts, Form ADV Part 2A and Part 2B. Form ADV Part 2A, also known as the Company’s “Brochure,” must be filed electronically in a searchable PDF format and will also be publicly available. The contents of the Brochure must be in narrative format and written in plain English. It discusses information about the Company’s investment advisory business.

Form ADV Part 2B, also known as the “Brochure Supplement,” is not required to be filed with the SEC, but must be maintained and updated by the Company. The Brochure Supplement provides biographical information about Employees who provide investment advice to Clients on the Company’s behalf.

•
Financial Impairment Disclosures. Registered investment advisers with discretionary authority over or custody of client assets are required to disclose in Part 2A of Form ADV all material facts with respect to its financial condition that are reasonably likely to impair its ability to meets its contractual commitments to investors. Although the SEC has not specifically articulated what these material facts may be, they presumably include illiquidity, insolvency, pending bankruptcy and similar circumstances that would likely have a material effect on the Company’s ability to operate. Senior management personnel will monitor the financial stability and liquidity of the Company and make appropriate disclosures in response to Item 18 of the Brochure as appropriate if factors indicate that the Company will have difficulty meeting its contractual obligations to its Clients.

Form ADV Part 3 – Form CRS. The SEC’s Customer Relationship Summary (also referred to as Form ADV Part 3 or “Form CRS”) requires registered investment advisers who have retail investors to prepare and file a “Relationship Summary” disclosing: (i) the types of client and customer relationships and services the Company offers; (ii) the fees, costs, conflicts of interest, and required standard of conduct associated with those relationships and services; (iii) whether the Company and its financial professionals currently have a reportable legal or disciplinary history; and (iv) how to obtain additional information about the Company.

A “Retail Investor” is defined as “a natural person, or the legal representative of such natural person, who seeks to receive or receives services primarily for personal, family or household purposes.” Investment advisers who have Retail Investors must provide their Relationship Summary to all Retail Investors before or at the time they enter into any written or oral investment advisory agreement. The Relationship Summary is required whether or not there is a recommendation and covers any prospective and existing Retail Investors. Advisers must update their Relationship Summary when it becomes materially inaccurate and file it with the SEC in 30 days and deliver the updated relationship summary to Retail Investors in 60 days. Advisers to institutional separate accounts, private funds and registered funds will not be required to deliver Form CRS.

Form CRS is incorporated into Form ADV as Part 3. Advisers must file copies of their Relationship Summaries with the SEC, update the disclosures when the information becomes materially inaccurate, and communicate any changes to Retail Investors who are existing clients or customers.

Amendments to Form ADV. An adviser must file an amendment through the IARD annually (“Annual Updating Amendment”) to the Form ADV Part 1 and the Brochure no later than 90 days after the end of its fiscal year. The Company also must amend Form ADV Part 1, including corresponding sections of Schedules A, B, C, D, and R (applicable only to Relying Advisers), by filing additional amendments (“Other-Than-Annual Amendments”) promptly, if:

•
The Company is adding or removing a Relying Adviser as part of your umbrella registration;
•
Information provided in response to Items 1 (except 1.O. and Section 1.F. of Schedule D), 3, 9 (except 9.A.(2), 9.B.(2), 9.E., and 9.F.), or 11 of Part 1A or Items 1, 2.A. through 2.F., or 2.I. of Part 1B or Sections 1 or 3 of Schedule R becomes inaccurate in any way;
•
Information provided in response to Items 4, 8, or 10, or Section 10 of Schedule R becomes materially inaccurate; or
•
Information provided in your brochure becomes materially inaccurate (see note below for exceptions).

An adviser submitting an Other-Than-Annual Amendment is not required to update responses to Items 2, 5, 6, 7, 9.A.(2), 9.B.(2), 9.E., 9.F., or 12 of Part 1A, Items 2.H. or 2.J. of

Part 1B, Section 1.F. of Schedule D or Section 2 of Schedule R even if the responses to those items have become inaccurate.

An adviser submitting an Other-Than-Annual Amendment to its Brochure is not required to update:

•
Brochure Item 2, “Summary of Material Changes
•
The Brochure between Annual Updating Amendments solely because the amount of client assets it manages has changed or because the Company’s fee schedule has changed.
▪
However, if an adviser is updating its Brochure for a separate reason in between Annual Updating Amendments, and the amount of client assets it manages listed in response to Brochure Item 4.E., or the fee schedule listed in response to Brochure Item 5.A., has become materially inaccurate, the Company should update that item(s) as part of the Other-Than-Annual Amendment.

2. Form ADV Delivery Requirements

The Brochure Rule Under the Advisers Act’s “Brochure Rule” (Advisers Act Rule 204-3), the Company must deliver the Brochure to prospective Clients before or at the time it enters into an advisory contract with the prospective Client. The Company must annually deliver to its Clients an updated Brochure that includes or is accompanied by a summary of material changes, or a summary of material changes that includes an offer to provide a copy of the updated Brochure.

In addition, the Company must deliver to its Clients promptly an updated Brochure whenever there is a new disciplinary event or a material change to disciplinary information already disclosed in response to Brochure Item 9 (Disciplinary Information). Additionally, in the General Instructions to Part 2A of Form ADV, the SEC cautions that, as a fiduciary, the Company has an ongoing obligation to inform its Clients of any material information that could affect the advisory relationship. As a result, all changes to the Brochure that are viewed as material would trigger an interim delivery.

The Brochure Supplement. The Company must deliver a Brochure Supplement to each Client before or at the time that the relevant Employee begins to provide investment advisory services to the Client. The Company must update the Brochure Supplement promptly whenever any information in it becomes materially inaccurate.

Account Statements. The Company may manage or sub-advise assets through public and private fund structures. Each such fund will be audited annually by a PCAOB registered and inspected firm and on an annual basis the investors will receive audited financial statements within 120 days of the end of the fiscal year. Investors in these funds also receive, from the domestic or offshore administrator, as applicable, un-audited statements of their capital account or net asset value on a monthly basis via e-mail or regular mail, based on their stated preference, at the address provided by such investor to the administrator as part of the subscription process. Investors may contact the Company or the administrator if there are any concerns regarding the accuracy or receipt of such statements.

3. Systemic Risk Reporting on Form PF

The Advisers Act requires registered investment advisers with at least $150 million in private fund regulatory assets under management (“RAUM,” as defined in the Form ADV General Instructions, generally gross assets) to submit detailed fund financial information on “Form PF.” Advisers must file Form PF electronically via the IARD system. An Adviser to hedge funds with between $150 million and $1.5 billion of RAUM must complete Section 1 of Form PF including aggregate information about RAUM, performance, borrowings, and derivatives.

An Adviser that manages $1.5 billion or more in hedge fund RAUM (“Large Hedge Fund Adviser”) on the last day of any month in the previous fiscal quarter (for example, Q1) must file a quarterly Form PF for the current fiscal quarter (Q2) within 60 days of the end of the following fiscal quarter (Q3). Large Hedge Fund Advisers must complete Sections 1 and 2 of Form PF. Section 2 of Form PF requires additional information about the Company’s aggregate exposure of hedge fund assets and fund specific information for qualifying hedge funds with net assets under management of $500 million or more.

The SEC has indicated that it can use the information provided in Form PF in its rulemaking, examinations, and enforcement actions. The Company is not currently required to file a Form PF.

4. Compliance Review of Investment Adviser Reporting

The Chief Compliance Officer will ensure that, on an ongoing basis:

•
Annual Updating and Other-than-Annual Amendments are timely filed through the IARD system;
•
Each part of the Form ADV is maintained current, and events at the Company affecting disclosures to Form ADV are reflected therein on a timely basis;
•
Form CRS is filed and the Relationship Summary delivered to Retail Investors timely as applicable.
•
The Company’s Brochure and Brochure Supplement are updated and distributed to Clients, and prospective Clients, as required;
•
For the Company to accurately complete Item 11 of the Form ADV Part 1 regarding its Employees’ disciplinary history, Employees must complete and submit the “Annual Legal and Disciplinary Event Questionnaire”; and
•
As applicable, file Form PF and any amendments thereto are filed in a timely manner.

K.
INVESTOR OFFERINGS AND SUITABILITY

1.
Introduction

“Regulation D” of the Securities Act of 1933 (the “Securities Act”) provides a safe harbor for issuers (i.e., a private fund) seeking to raise capital by selling securities without registering those securities with the SEC under the Securities Act (a “Private Placement”). The Adviser will only accept prospective investors into the Funds if it has a reasonable basis for believing that such investors are suitable for investment based on the prospective investor’s financial situation, investment experience, and investment objectives.

2.
Private Placements – Regulation D

Regulation D applies to sales primarily to a purchaser who is an “Accredited Investor.” An Accredited Investor includes:

•
A natural person with an individual net worth, or joint net worth with his or her spouse, at the time of purchase in excess of $1 million (excluding the value of the individual’s primary residence), or a natural person with an individual income in excess of $200,000 (in excess of $300,000 with his or her spouse) in each of the two (2) most recent years and who has a reasonable expectation of having these income levels in the current year.
•
Any private business development company as defined in Section 202(a)(22) of the Advisers Act;
•
Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5 million;
•
Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;
•
Any trust, with total assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in the Securities Act;
•
Any entity in which all of the equity owners are Accredited Investors;
•
Any holders in good standing of the Series 7, Series 65, and Series 82 licenses;
•
With respect to investments in a private fund, any natural persons who are “knowledgeable employees” of the fund;
•
Any limited liability companies with $5 million in assets may be accredited investors, and add SEC- and state-registered investment advisers, exempt reporting advisers, and rural business investment companies (RBICs) to the list of entities that may qualify;
•
Any entity, including Indian tribes, governmental bodies, funds, and entities organized under the laws of foreign countries, which own “investments,” as defined in Rule 2a51-1(b) under the Investment Company Act, in excess of $5 million and that was not formed for the specific purpose of investing in the securities offered;
•
Any “family office” with at least $5 million in assets under management and their “family clients,” as each term is defined under the Advisers Act; and
•
The “spousal equivalent” of any accredited investor definition.
3.
General Solicitation and General Advertising

Regulation D’s Rule 506(b) prohibits general solicitation and general advertising (“General Solicitation”) by an issuer through various means including: any advertisement,

article, notice or other communication published in any newspaper, magazine, or similar media, broadcast over the television or radio, or available on a publicly accessible internet site. This prohibition also applies to any seminar or meeting whose attendees have been invited by any General Solicitation.

Under Regulation D’s Rule 506(c), issuers are permitted to offer securities in a Private Placement using General Solicitation if all purchasers of securities are Accredited Investors and the issuer takes reasonable steps to verify that all purchasers are Accredited Investors.

The Company has chosen to rely on Rule 506(b) and will neither solicit nor advertise to the general public. Should the Company decide to use General Solicitation in the future and rely on Rule 506(c), it will do so in accordance with the conditions set out above.

4.
Substantive Pre-Existing Relationship

A “Substantive Pre-Existing Relationship” between the issuer and the person solicited is a factor that can be used to establish that no General Solicitation was used in connection with the offering. Pre-qualification questionnaires may be used to establish a Substantive Pre-Existing Relationship. The SEC has indicated that a questionnaire used to determine if a prospective investor is an Accredited Investor is not a General Solicitation.

5.
Bad Actor Disqualification Rule

Regulation D’s Rule 506(d) disqualifies issuers from relying on the Regulation D safe harbor in connection with a Private Placement if such issuers are affiliated with specified felons and other “bad actors.”

The “Covered Persons” whose actions could give rise to such disqualification for an issuer, including a private investment fund, include: investment advisers to the issuer and any director, executive officer, general partner or managing member of the investment adviser; executive officers and general partners or management members of the issuer; and beneficial owners of the issuer holding voting securities of 20% or more.

An issuer may not rely on the Rule 506 exemption from registration if the issuer, or an affiliated Covered Person, is subject to a “Disqualifying Event.” The SEC has set out categories of Disqualifying Events, which generally include actions taken by U.S. courts and/or regulators, including criminal convictions and certain SEC disciplinary orders.

Employees should contact the CCO if they have any questions as to what qualifies as a Disqualifying Event or whether they are deemed a Covered Person. The CCO is responsible for obtaining signed attestations from all Covered Persons and disclosing any Disqualifying Events appropriately.

6.
Form D and Blue Sky Laws

Form D filings must be made in a timely manner with respect to each Fund with the SEC and notice filings with any state in which such filing is required. State securities law (“Blue Sky”) filings on SEC Form D are required in most states if interests in or shares of a Fund are sold to an investor located in that particular state. Form D also must be amended annually. The CCO will ensure that such filings are made.

7.
Exemption from the Definition of an “Investment Company”

Pooled investment vehicles typically will meet the definition of an “investment company” under the Investment Company Act of 1940 (the “Company Act”). A private fund that does not qualify for an exemption from the definition of an investment company may not offer or sell a security in the U.S. without registering under the Company Act. In order to avoid the extensive regulation of the Company Act, an Adviser can rely on certain exemptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Company Act. Section 3(c)(1)

•
Section 3(c)(1)
o
Section 3(c)(1) of the Company Act is available to a private fund that limits its investors to Accredited Investors and has 100 or fewer beneficial owners of its outstanding securities.
•
Section 3(c)(7)
o
Section 3(c)(7) of the Company Act is available to a private investment fund that does not publicly offer its securities and limits its owners to “Qualified Purchasers.” A Qualified Purchaser is generally defined as any natural person who owns at least $5 million in investments and any other person (i.e., an institutional investor) that, for its own account or the accounts of other Qualified Purchasers, in the aggregate, owns and invests on a discretionary basis at least $25 million.
o
Qualified Purchasers also include the Company’s “Knowledgeable Employees” defined as any natural person who is:
(i)
An Executive Officer, director, trustee, general partner, advisory board member, or person serving in a similar capacity, of the Adviser; or
(ii)
An Employee (other than an Employee performing solely clerical, secretarial or administrative functions with regard to such company or its investments) who, in connection with his or her regular functions or duties, participates in the Company’s investment activities, provided that such Employee has been performing such functions and duties for or on behalf of the Adviser, or substantially similar functions or duties for or on behalf of another company, for at least 12 months.
8.
Company’s Exemption(s)

The Company’s Funds qualify for the exemption under Section 3(c)(7). The Company will rely on the Section 3(c)(7) exemption from the investment company definition and will offer and sell interests in the relevant Funds only to Qualified Purchasers.

L.
Limitations on Charging Performance-Based Fees

Advisers Act Rule 205-3 of permits the Company to collect a “Performance-Based Fee,” a fee based on a share of capital gains or appreciation of a Client’s funds, from those Clients that meet the “Qualified Client” standard. A prospective investor is deemed to be a Qualified Client if the Company has a reasonable belief that the prospective investor has a net worth in excess of $2.2 million at the time of investment (excluding the value of an individual’s primary residence and certain property-related debts) or at least $1.1 million under management with the Company immediately after entering into an investment advisory or limited partnership agreement. The Company will only charge Performance-Based Fees to Clients who meet the Qualified Client standards.

M.
Side Letters

In connection with the process of accepting new investors, the Company may enter into “Side Letters” on behalf of the Funds with certain investors, which clarify or amend the terms and conditions of the investment in the Funds. All Side Letters must be approved by the CCO. As a result of such Side Letters, certain investors may receive additional benefits such as more favorable fee arrangements or liquidity terms that other investors may not receive. The CCO maintains records of all Side Letters to ensure compliance with their terms and adequate disclosure of any arrangements providing for more favorable treatment to certain investors. When new Side Letters are entered into, the CCO will review the adequacy of existing disclosures regarding the Side Letters to determine whether additional disclosure is required.

N.
ERISA

The Employee Retirement Income Security Act (“ERISA”), interpreted and enforced primarily by the U.S. Department of Labor, governs pension investments into hedge funds. An investment adviser will become subject to certain ERISA rules if investments into a hedge fund by “Benefit Plans” exceed 25% of a class of securities.

It is generally the Company’s policy not to sell 25% or more of the value of any class of equity securities of a Client to Benefit Plan investors. The Company will monitor for percentage ownership of Benefit Plan investors through the subscription and redemption process.

O.
Compliance Review of Client Offerings and Suitability

A determination of suitability will be made on a case-by-case basis for each prospective Client. Once all the information is gathered from written responses and in-person meetings, the CCO and the Company will determine the suitability of the prospective Client. Pre-existing Clients who make subsequent investments also shall represent in writing that they continue to be suitable based on their current financial condition. The CCO will ensure that only those Clients who meet the Qualified Client standard are charged a Performance-Based Fee.

On at least an annual basis, the Company will submit the “Bad Actor Disqualification Questionnaire” to those persons that it reasonably believes are Covered Persons in order to ascertain whether they are subject to a Disqualifying Event.

Employees must contact the CCO if they have any questions regarding whether they are deemed a Covered Person and/or what qualifies as a Disqualifying Event. The CCO is responsible for obtaining signed attestations from all Covered Persons.

P. Client Advisory Agreements

1.
Introduction

The Advisers Act imposes various requirements related to the Company’s investment management or advisory agreements (an “Advisory Agreement”). In addition, the SEC has interpreted the Antifraud Provision to require or prohibit certain clauses in Advisory Agreements.

2.
Assignment of Agreements

The Company may not assign an Advisory Agreement without the investor’s consent. The definition of assignment is broad and may be deemed to occur if a controlling interest in the Company was transferred to another owner.

3.
Notification of Partnership Changes

An investment adviser organized as a partnership must provide in its Advisory Agreements that the adviser will notify the client of a change of partners.

4.
Hedge Clauses

The Advisers Act voids any provision of an Advisory Agreement that purports to waive compliance with any provision of the Advisers Act or any other applicable federal securities law.

5.
Termination Penalties

The SEC requires an investment adviser that receives its fee in advance to refund to a client that is terminating an Advisory Agreement the pro rata share of the pre-paid fees, less reasonable expenses.

6.
Advisory Agreements Policy

The Company’s “Advisory Agreements Policy” requires that its Advisory Agreements, whether in the form of an investment management agreement or a limited partnership agreement, be in writing and include or exclude the provisions, above. An authorized officer of the manager may execute or amend an advisory agreement with the approval of the board.

7.
Compliance Review of Client Advisory Agreements

The CCO will review each Advisory Agreement to be entered into with the Company’s prospective clients to ensure that the terms of the Advisory Agreement are consistent with the Advisory Agreements Policy.